FOR IMMEDIATE RELEASE                        Contact:   John Young
                                                        Chief Financial Officer
                                                        (804) 560-4070


                   IMO INDUSTRIES INC. ANNOUNCES MODIFICATIONS
                           TO ITS CONSENT SOLICITATION

Lawrenceville, NJ, April 30, 1998 - Imo Industries Inc. (NYSE: IMD) announced today that it is supplementing its Consent Solicitation Statement, dated April 14, 1998, in which the Company is soliciting the consents of holders of it 11 3/4% Senior Subordinated Notes due 2006 to certain amendments to the Indenture governing the Notes. The Company is offering to increase the consent payment it will make to each holder from $2.50 per $1,000 in principal amount of Notes for every consent received (and not revoked) prior to the Expiration Date to $5.00 for each Note. In addition, the Company is also extending the Expiration Date for the Consent Solicitation from 5:00 p.m. EDT on April 29, 1998, to 5:00 p.m. EDT on May 6, 1998.

     D.F. King & Co., Inc. is acting as Information Agent in connection with the Consent Solicitation. Please contact D.F. King & Co., Inc. at (800) 755-3105 with any questions or to obtain copies of the Supplement to Consent Solicitation Statement or other documents governing this Consent Solicitation. IBJ Schroder Bank & Trust Company is acting as Consent Solicitation Agent. Consent deliveries can be made to IBJ Schroder via fax at 212-858-2611.

     Imo Industries Inc. is a leading manufacturer of pumps, power transmission components and remote control systems.



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